Exhibit 99.1

TEAM, INC. REPORTS 41% INCREASE IN FIRST QUARTER RESULTS FOR FISCAL YEAR 2009 AND RE-AFFIRMS FY 2009 EARNINGS GUIDANCE OF $1.45 TO $1.60 PER SHARE

ALVIN, TX, October 7, 2008—Team Inc., (NASDAQ: TISI) today reported a 41% increase in net income to $5.0 million ($0.25 per diluted share) for its first quarter ended August 31, 2008 compared to net income of $3.5 million ($0.18 per diluted share) for the corresponding prior year quarter. Revenues for the current quarter increased $19.9 million, or 19%, to $123.3 million.

“We are pleased with our solid results during what is traditionally our slowest time of the year,” reported Phil Hawk, Chairman and CEO. “We are off to a great start to the 2009 fiscal year and we re-affirm our previously issued earnings guidance of $1.45 to $1.60 per share for the full fiscal year.”

First Quarter Performance

As reported above, Team’s overall revenue during the quarter was $123.3 million, up $19.9 million or 19% from the prior year. Team’s revenue growth for the quarter reflects both continued strong organic revenue growth as well as the impact of the LRS acquisition completed in January 2008. LRS contributed incremental revenues of $5.9 million in the current quarter. Organic growth from the remainder of Team’s service units was $14.0 million, up 14% from very strong prior year first quarter results. “We continue to expect strong broad-based growth across our service network and across our service lines again this year,” reported Hawk.

Operating profit in the first quarter ended August 31, 2008 was $9.7 million, up 25% from the same quarter last year. Operating profit margin as a percentage of revenue was 8% for the quarter, similar to the prior year period.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, October 8 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-826-1586 and use conference code 22820102.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the United States, Aruba, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Named by Fortune Magazine as one of the 100 fastest growing public companies for the second year in a row, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended August 31
	2008	2007
	(unaudited)	(unaudited)
Revenues	$123,338	$103,488
Operating expenses	84,229	71,181

Gross margin	39,109	32,307

Selling, general and administrative expenses	29,658	24,536
Earnings from unconsolidated affiliates	264	—

Operating income	9,715	7,771

Interest expense, net	1,447	1,754

Earnings before income taxes	8,268	6,017

Provision for income taxes	3,311	2,505

Net income	$4,957	$3,512

Earnings per common share:
Basic	$0.27	$0.19

Diluted	$0.25	$0.18

Weighted average number of shares outstanding:
Basic	18,684	18,023

Diluted	19,907	19,585

Continuing operations data:

Revenues comprised of:
TCM Division	$65,255	$59,797
TMS Division	58,083	43,691

	$123,338	$103,488

Gross margin comprised of:
TCM Division	$20,070	$17,022
TMS Division	19,039	15,285

	$39,109	$32,307

Operating income comprised of:
Industrial services	$14,561	$11,465
Earnings from unconsolidated affiliates	264	—
Corporate	(5,110)	(3,694)

	$9,715	$7,771

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

AUGUST 31, 2008 AND MAY 31, 2008

(in thousands)

	August 31, 2008	May 31, 2008
	(unaudited)
Current assets	$159,146	$158,214

Property, plant and equipment, net	56,308	56,138

Other non-current assets	62,906	66,109

Total assets	$278,360	$280,461

Current liabilities	$47,416	$56,744

Long term debt net of current maturities	97,925	96,818

Other non-current liabilities	5,792	6,137

Stockholders’ equity	127,227	120,762

Total liabilities and stockholders’ equity	$278,360	$280,461